Exhibit 99.4

NEWS RELEASE

Contact:    Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces Definitive Agreement
to Sell Ready-to-Eat Cereal Business to Post Holdings

OAK BROOK, Ill. (May 2, 2019) - TreeHouse Foods, Inc. (NYSE: THS) today announced that it has entered into a definitive agreement to sell its ready-to-eat (RTE) cereal business to Post Holdings. The business is based in St. Louis, Missouri. Sales of the business were approximately $260 million in 2018. Financial terms of the sale were not disclosed. The transaction is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close in the third quarter of 2019.

“The ready-to-eat cereal category represents nearly $9 billion in revenue at retail, and therefore, the business has a long runway for growth. We believe that the RTE business has a wonderful opportunity to flourish under Post’s ownership,” said Steve Oakland, CEO and President of TreeHouse Foods. “Selling the ready-to-eat cereal business allows us to bring greater focus to the TreeHouse organization and represents another step on our portfolio optimization journey.”

TreeHouse acquired the ready-to-eat cereal business from ConAgra Brands as part of the Private Brands transaction in 2016. The business has three manufacturing plants - Lancaster, Ohio; Sparks, Nevada; and Battle Creek, Michigan. TreeHouse previously announced it is closing the Battle Creek, Mich. plant, which is expected to be completed in the third quarter of 2019. There are approximately 400 hourly and 100 salaried employees who will transition from TreeHouse Foods to Post Holdings. Both companies are committed to a smooth transition for employees, customers and consumers.

William Blair served as financial advisor and Winston & Strawn as legal advisor for TreeHouse Foods.

ABOUT POST HOLDINGS

Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, All Whites®, Better’n Eggs® and Crystal Farms® brands. Post’s Active Nutrition platform brings good energy to a wide range of consumers looking to live healthy lives through brands such as Premier Protein®, PowerBar® and Dymatize®. Post participates in the private brand food category through its investment with Thomas H. Lee Partners in 8th Avenue

Food & Provisions, a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our product portfolio includes shelf stable, refrigerated, frozen and fresh products, including baked goods (refrigerated and frozen dough, cereal, cookies, crackers, pretzels and snack bars); beverages (broth, single serve hot beverages, creamers and powdered drinks); meal solutions (dressings, hot cereal, macaroni and cheese, pasta, pickles, sauces and side dishes); and healthy snacks (dried fruits and vegetables, nuts and trail mix). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, intended, or planned. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management's Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.